Exhibit 99.1

Press Release

April 24, 2025

FOR IMMEDIATE RELEASE
For more information contact:
Jane Funk, Executive Vice President, Treasurer and Chief Financial Officer (515) 222-5766

WEST BANCORPORATION, INC. ANNOUNCES FIRST QUARTER 2025 FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA; the “Company”), parent company of West Bank, today reported first quarter 2025 net income of $7.8 million, or $0.46 per diluted common share, compared to fourth quarter 2024 net income of $7.1 million, or $0.42 per diluted common share, and first quarter 2024 net income of $5.8 million, or $0.35 per diluted common share. On April 23, 2025, the Company’s Board of Directors declared a regular quarterly dividend of $0.25 per common share. The dividend is payable on May 21, 2025, to stockholders of record on May 7, 2025.

David Nelson, President and Chief Executive Officer of the Company, commented, “In the first quarter of 2025, we have continued to see improvements in net interest margin and efficiency ratio compared to 2024, resulting in a significant improvement in net income compared to the first quarter of 2024. We are pleased with our progress in our balance sheet repricing efforts. Loan growth was modest in the first quarter, as expected with the current economic uncertainty.”

David Nelson added, “One thing that remains the same is our best-in-class credit quality metrics. We had no loans past due greater than 90 days at March 31, 2025, and only one loan past due greater than 30 days with an insignificant balance of $181 thousand. We continue to identify high-quality opportunities for growing our core customer base in all of our markets.”

First Quarter 2025 Financial Highlights

	Quarter Ended March 31, 2025	Quarter Ended December 31, 2024	Quarter Ended March 31, 2024
Net income (in thousands)	$7,842	$7,097	$5,809
Return on average equity	13.84%	12.24%	10.63%
Return on average assets	0.81%	0.68%	0.61%
Efficiency ratio (a non-GAAP measure)	56.37%	60.79%	62.04%
Nonperforming assets to total assets	0.00%	0.00%	0.01%

First Quarter 2025 Compared to Fourth Quarter 2024 Overview

•Loans increased $11.6 million in the first quarter of 2025, primarily due to an increase in commercial loans and commercial real estate loans, partially offset by a decline in construction loans.

•No credit loss expense on loans was recorded in the first quarter of 2025, compared to credit loss expense on loans of $1.0 million recorded in the fourth quarter of 2024. The credit loss expense on loans in the fourth quarter of 2024 was due to an adjustment to qualitative factors in the commercial real estate loan segment.

•The allowance for credit losses to total loans was 1.01 percent at both March 31, 2025 and December 31, 2024. Nonaccrual loans at March 31, 2025 consisted of one loan with a balance of $181 thousand, compared to one loan with a balance of $133 thousand at December 31, 2024.

•Deposits decreased $33.1 million, or 1.0 percent, in the first quarter of 2025. Brokered deposits totaled $335.5 million at March 31, 2025, compared to $266.4 million at December 31, 2024, an increase of $69.1 million. Excluding brokered deposits, deposits decreased $102.2 million, or 3.3 percent, during the first quarter of 2025. The decline in deposits was due to normal cash flow fluctuations of our core depositors. As of March 31, 2025, estimated uninsured deposits, which exclude deposits in the IntraFi® reciprocal network, brokered deposits and public funds protected by state programs, accounted for approximately 28.0 percent of total deposits.

•Net interest margin, on a fully tax-equivalent basis (a non-GAAP measure), was 2.28 percent for the first quarter of 2025, compared to 1.98 percent for the fourth quarter of 2024. Net interest income for the first quarter of 2025 was $20.9 million, compared to $19.4 million for the fourth quarter of 2024. The increase in net interest margin and net interest income was primarily due to a decrease in deposit rates, driven by the Federal Reserve’s reductions of the federal funds target rate in the fourth quarter of 2024. The cost of deposits decreased 38 basis points in the first quarter of 2025, compared to the fourth quarter of 2024.

•The efficiency ratio (a non-GAAP measure) was 56.37 percent for the first quarter of 2025, compared to 60.79 percent for the fourth quarter of 2024. The improvement in the efficiency ratio was primarily due to the increase in net interest income and decrease in noninterest expense, partially offset by a decrease in trust services income.
•The tangible common equity ratio was 5.97 percent as of March 31, 2025, compared to 5.68 percent as of December 31, 2024. The increase in the tangible common equity ratio was due to retained net income and the decrease in accumulated other comprehensive loss, which was the result of an increase in the market value of our available for sale securities portfolio.

•Income tax expense increased $2.8 million in the first quarter of 2025 compared to the fourth quarter of 2024. This was primarily due to recording an income tax benefit of $1.8 million in the fourth quarter of 2024 for an energy related investment tax credit associated with the construction of the Company’s new headquarters building.

First Quarter 2025 Compared to First Quarter 2024 Overview

•Loans increased $36.3 million at March 31, 2025, or 1.2 percent, compared to March 31, 2024. The increase is primarily due to the increase in commercial real estate loans, partially offset by decreases in commercial loans and construction loans.

•Deposits increased $259.5 million, or 8.5 percent, at March 31, 2025, compared to March 31, 2024. Included in deposits were brokered deposits totaling $335.5 million at March 31, 2025, compared to $396.4 million at March 31, 2024. Excluding brokered deposits, deposits increased $320.4 million, or 12.0 percent, as of March 31, 2025, compared to March 31, 2024. Deposit growth included a mix of public funds and commercial and consumer deposits and was used to reduce wholesale funding, build liquidity and fund loan growth.
•Borrowed funds decreased to $391.4 million at March 31, 2025, compared to $639.7 million at March 31, 2024. The decrease was primarily attributable to a decrease of $198.5 million in federal funds purchased and other short-term borrowings and a decrease of $45.0 million in Federal Home Loan Bank advances. The decrease in borrowed funds balances was due to the increase in deposits since March 31, 2024. The reduction in the Federal Home Loan Bank advances was due to the maturity of two advances with a total balance of $45.0 million. One of these advances, with a balance of $25.0 million, was hedged with a long-term interest rate swap, which matured and was not renewed.
•The efficiency ratio (a non-GAAP measure) was 56.37 percent for the first quarter of 2025, compared to 62.04 percent for the first quarter of 2024. The improvement in the efficiency ratio in the first quarter of 2025 compared to the first quarter of 2024 was primarily due to the increase in net interest income, partially offset by an increase in noninterest expense. Occupancy and equipment expense increased primarily due to the occupancy costs associated with the Company’s newly constructed headquarters.
•Net interest margin, on a fully tax-equivalent basis (a non-GAAP measure), was 2.28 percent for the first quarter of 2025, compared to 1.88 percent for the first quarter of 2024. Net interest income for the first quarter of 2025 was $20.9 million, compared to $16.8 million for the first quarter of 2024. The increase in net interest margin and net interest income was primarily due to the decrease in deposit rates. The cost of deposits decreased by 42 basis points in the first quarter of 2025 compared to the first quarter of 2024. Also contributing to the improvement was an increase in average deposit balances of $335.2 million, in comparing the same time periods, which resulted in the reduction of higher-cost borrowed funds and an increase in interest-bearing deposits with other financial institutions.

The Company filed its report on Form 10-Q with the Securities and Exchange Commission today. Please refer to that document for a more in-depth discussion of the Company’s financial results. The Form 10-Q is available on the Investor Relations section of West Bank’s website at www.westbankstrong.com.

The Company will discuss its results in a conference call scheduled for 2:00 p.m. Central Time on Thursday, April 24, 2025. The telephone number for the conference call is 800-715-9871. The conference ID for the conference call is 7846129. A recording of the call will be available until May 8, 2025, by dialing 800-770-2030. The conference ID for the replay call is 7846129, followed by the # key.

About West Bancorporation, Inc. (Nasdaq: WTBA)

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving customers since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for small- to medium-sized businesses and consumers. West Bank has six offices in the Des Moines, Iowa metropolitan area, one office in Coralville, Iowa, and four offices in Minnesota in the cities of Rochester, Owatonna, Mankato and St. Cloud.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “confident,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, or references to estimates, predictions or future events. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk, including the effects of changes in interest rates; fluctuations in the values of the securities held in our investment portfolio, including as a result of changes in interest rates; competitive pressures, including from non-bank competitors such as credit unions, “fintech” companies and digital asset service providers; pricing pressures on loans and deposits; our ability to successfully manage liquidity risk; changes in credit and other risks posed by the Company’s loan portfolio, including declines in commercial or residential real estate values or changes in the allowance for credit losses dictated by new market conditions, accounting standards or regulatory requirements; the concentration of large deposits from certain clients, including those who have balances above current FDIC insurance limits; the imposition of domestic or foreign tariffs or other governmental policies impacting the global supply chain and the value of products produced by our commercial borrowers; changes in local, national and international economic conditions, including the level and impact of inflation, and future monetary policies of the Federal Reserve in response thereto, and possible recession; the effects of recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short period of time that resulted in several bank failures; changes in legal and regulatory requirements, limitations and costs; changes in customers’ acceptance of the Company’s products and services; the occurrence of fraudulent activity, breaches or failures of our or our third-party partners’ information security controls or cyber-security related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools; unexpected outcomes of existing or new litigation involving the Company; the monetary, trade and other regulatory policies of the U.S. government; acts of war or terrorism, including the ongoing Israeli-Palestinian conflict and the Russian invasion of Ukraine, widespread disease or pandemics, or other adverse external events; risks related to climate change and the negative impact it may have on our customers and their businesses; changes to U.S. tax laws, regulations and guidance; potential changes in federal policy and at regulatory agencies as a result of the 2024 presidential election; new or revised accounting policies and practices, as may be adopted by state and federal regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; talent and labor shortages and employee turnover; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	As of
CONDENSED BALANCE SHEETS	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Assets
Cash and due from banks	$39,253	$28,750	$34,157	$27,994	$27,071
Interest-bearing deposits	171,357	214,728	123,646	121,825	120,946
Securities available for sale, at fair value	546,619	544,565	597,745	588,452	605,735
Federal Home Loan Bank stock, at cost	15,216	15,129	17,195	21,065	26,181
Loans	3,016,471	3,004,860	3,021,221	2,998,774	2,980,133
Allowance for credit losses	(30,526)	(30,432)	(29,419)	(28,422)	(28,373)
Loans, net	2,985,945	2,974,428	2,991,802	2,970,352	2,951,760
Premises and equipment, net	110,270	109,985	106,771	101,965	95,880
Bank-owned life insurance	45,272	44,990	44,703	44,416	44,138
Other assets	72,737	82,416	72,547	89,046	90,981
Total assets	$3,986,669	$4,014,991	$3,988,566	$3,965,115	$3,962,692

Liabilities and Stockholders’ Equity
Deposits	$3,324,518	$3,357,596	$3,278,553	$3,180,922	$3,065,030
Federal funds purchased and other short-term borrowings	—	—	—	85,500	198,500
Other borrowings	391,445	392,629	438,814	439,998	441,183
Other liabilities	32,833	36,891	35,846	34,812	34,223
Stockholders’ equity	237,873	227,875	235,353	223,883	223,756
Total liabilities and stockholders’ equity	$3,986,669	$4,014,991	$3,988,566	$3,965,115	$3,962,692

	For the Quarter Ended
AVERAGE BALANCES	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Assets	$3,944,789	$4,135,049	$3,973,824	$3,964,109	$3,812,199
Loans	3,016,119	3,007,558	2,991,272	2,994,492	2,949,672
Deposits	3,284,394	3,434,234	3,258,669	3,123,282	2,956,635
Stockholders’ equity	229,874	230,720	227,513	219,771	219,835

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	As of
LOANS	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Commercial	$531,267	$514,232	$512,884	$526,589	$544,293
Real estate:
Construction, land and land development	451,230	508,147	520,516	496,864	465,247
1-4 family residential first mortgages	86,292	87,858	89,749	92,230	108,065
Home equity	21,961	19,294	17,140	15,264	14,020
Commercial	1,909,330	1,861,195	1,870,132	1,856,301	1,839,580
Consumer and other	19,323	17,287	14,261	15,234	12,844
	3,019,403	3,008,013	3,024,682	3,002,482	2,984,049
Net unamortized fees and costs	(2,932)	(3,153)	(3,461)	(3,708)	(3,916)
Total loans	$3,016,471	$3,004,860	$3,021,221	$2,998,774	$2,980,133
Less: allowance for credit losses	(30,526)	(30,432)	(29,419)	(28,422)	(28,373)
Net loans	$2,985,945	$2,974,428	$2,991,802	$2,970,352	$2,951,760

CREDIT QUALITY
Pass	$3,011,231	$2,999,531	$3,016,493	$2,994,310	$2,983,618
Watch	7,991	8,349	7,956	7,651	142
Substandard	181	133	233	521	289
Doubtful	—	—	—	—	—
Total loans	$3,019,403	$3,008,013	$3,024,682	$3,002,482	$2,984,049

DEPOSITS
Noninterest-bearing demand	$519,771	$541,053	$525,332	$530,441	$521,377
Interest-bearing demand	517,409	543,855	438,402	443,658	449,946
Savings and money market - non-brokered	1,490,189	1,517,510	1,481,840	1,483,264	1,315,698
Money market - brokered	143,423	126,381	123,780	97,259	119,840
Total nonmaturity deposits	2,670,792	2,728,799	2,569,354	2,554,622	2,406,861
Time - non-brokered	461,655	488,760	407,109	353,269	381,646
Time - brokered	192,071	140,037	302,090	273,031	276,523
Total time deposits	653,726	628,797	709,199	626,300	658,169
Total deposits	$3,324,518	$3,357,596	$3,278,553	$3,180,922	$3,065,030

BORROWINGS
Federal funds purchased and other short-term borrowings	$—	$—	$—	$85,500	$198,500
Subordinated notes, net	79,959	79,893	79,828	79,762	79,697
Federal Home Loan Bank advances	270,000	270,000	315,000	315,000	315,000
Long-term debt	41,486	42,736	43,986	45,236	46,486
Total borrowings	$391,445	$392,629	$438,814	$525,498	$639,683

STOCKHOLDERS’ EQUITY
Preferred stock	$—	$—	$—	$—	$—
Common stock	3,000	3,000	3,000	3,000	3,000
Additional paid-in capital	35,072	35,619	34,960	34,322	33,685
Retained earnings	282,247	278,613	275,724	273,981	272,997
Accumulated other comprehensive loss	(82,446)	(89,357)	(78,331)	(87,420)	(85,926)
Total stockholders’ equity	$237,873	$227,875	$235,353	$223,883	$223,756

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	For the Quarter Ended
CONSOLIDATED STATEMENTS OF INCOME	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Interest income:
Loans, including fees	$40,988	$41,822	$42,504	$41,700	$40,196
Securities:
Taxable	2,788	2,959	3,261	3,394	3,416
Tax-exempt	743	795	806	808	810
Interest-bearing deposits	1,617	3,740	2,041	1,666	148
Total interest income	46,136	49,316	48,612	47,568	44,570
Interest expense:
Deposits	21,423	25,706	26,076	23,943	21,559
Federal funds purchased and other short-term borrowings	—	—	115	1,950	2,183
Subordinated notes	1,105	1,106	1,112	1,105	1,108
Federal Home Loan Bank advances	2,235	2,522	2,748	2,718	2,325
Long-term debt	518	560	601	622	645
Total interest expense	25,281	29,894	30,652	30,338	27,820
Net interest income	20,855	19,422	17,960	17,230	16,750
Credit loss expense	—	1,000	—	—	—
Net interest income after credit loss expense	20,855	18,422	17,960	17,230	16,750
Noninterest income:
Service charges on deposit accounts	471	462	459	462	460
Debit card usage fees	446	471	500	490	458
Trust services	777	1,051	828	794	776
Increase in cash value of bank-owned life insurance	282	287	287	278	274
Realized securities losses, net	—	(1,172)	—	—	—
Other income	267	331	285	322	331
Total noninterest income	2,243	1,430	2,359	2,346	2,299
Noninterest expense:
Salaries and employee benefits	7,004	7,107	6,823	7,169	6,489
Occupancy and equipment	1,963	2,095	1,926	1,852	1,447
Data processing	617	752	771	754	714
Technology and software	786	743	722	731	700
FDIC insurance	587	699	711	631	519
Professional fees	308	301	239	244	257
Director fees	206	170	223	236	199
Other expenses	1,592	1,532	1,477	1,577	1,543
Total noninterest expense	13,063	13,399	12,892	13,194	11,868
Income before income taxes	10,035	6,453	7,427	6,382	7,181
Income taxes	2,193	(644)	1,475	1,190	1,372
Net income	$7,842	$7,097	$5,952	$5,192	$5,809

Basic earnings per common share	$0.47	$0.42	$0.35	$0.31	$0.35
Diluted earnings per common share	$0.46	$0.42	$0.35	$0.31	$0.35

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)

	As of and for the Quarter Ended
COMMON SHARE DATA	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Earnings per common share (basic)	$0.47	$0.42	$0.35	$0.31	$0.35
Earnings per common share (diluted)	0.46	0.42	0.35	0.31	0.35
Dividends per common share	0.25	0.25	0.25	0.25	0.25
Book value per common share(1)	14.06	13.54	13.98	13.30	13.31
Closing stock price	19.94	21.65	19.01	17.90	17.83
Market price/book value(2)	141.82%	159.90%	135.98%	134.59%	133.96%
Price earnings ratio(3)	10.46	12.96	13.65	14.36	12.77
Annualized dividend yield(4)	5.02%	4.62%	5.26%	5.59%	5.61%

REGULATORY CAPITAL RATIOS
Consolidated:
Total risk-based capital ratio	12.18%	12.11%	11.95%	11.85%	11.78%
Tier 1 risk-based capital ratio	9.59	9.51	9.39	9.30	9.23
Tier 1 leverage capital ratio	8.36	7.93	8.15	8.08	8.36
Common equity tier 1 ratio	9.02	8.95	8.83	8.74	8.67
West Bank:
Total risk-based capital ratio	12.90%	12.86%	12.73%	12.66%	12.63%
Tier 1 risk-based capital ratio	11.99	11.96	11.86	11.79	11.76
Tier 1 leverage capital ratio	10.46	9.97	10.29	10.25	10.65
Common equity tier 1 ratio	11.99	11.96	11.86	11.79	11.76

KEY PERFORMANCE RATIOS AND OTHER METRICS
Return on average assets(5)	0.81%	0.68%	0.60%	0.53%	0.61%
Return on average equity(6)	13.84	12.24	10.41	9.50	10.63
Net interest margin(7)(13)	2.28	1.98	1.91	1.86	1.88
Yield on interest-earning assets(8)(13)	5.04	5.02	5.16	5.13	4.99
Cost of interest-bearing liabilities	3.25	3.57	3.84	3.83	3.70
Efficiency ratio(9)(13)	56.37	60.79	63.28	67.14	62.04
Nonperforming assets to total assets(10)	0.00	0.00	0.01	0.01	0.01
ACL ratio(11)	1.01	1.01	0.97	0.95	0.95
Loans/total assets	75.66	74.84	75.75	75.63	75.20
Loans/total deposits	90.73	89.49	92.15	94.27	97.23
Tangible common equity ratio(12)	5.97	5.68	5.90	5.65	5.65

(1) Includes accumulated other comprehensive loss.
(2) Closing stock price divided by book value per common share.
(3) Closing stock price divided by annualized earnings per common share (basic).
(4) Annualized dividend divided by period end closing stock price.
(5) Annualized net income divided by average assets.
(6) Annualized net income divided by average stockholders’ equity.
(7) Annualized tax-equivalent net interest income divided by average interest-earning assets.
(8) Annualized tax-equivalent interest income on interest-earning assets divided by average interest-earning assets.
(9) Noninterest expense (excluding other real estate owned expense and write-down of premises) divided by noninterest income (excluding net securities gains/losses and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.
(10) Total nonperforming assets divided by total assets.
(11) Allowance for credit losses on loans divided by total loans.
(12) Common equity less intangible assets (none held) divided by tangible assets.
(13) A non-GAAP measure.

NON-GAAP FINANCIAL MEASURES

This report contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the Company’s presentation of net interest income and net interest margin on a fully taxable equivalent (FTE) basis and the presentation of the efficiency ratio on an adjusted and FTE basis, excluding certain income and expenses. Management believes these non-GAAP financial measures provide useful information to both management and investors to analyze and evaluate the Company’s financial performance. These measures are considered standard measures of comparison within the banking industry. Additionally, management believes providing measures on a FTE basis enhances the comparability of income arising from taxable and nontaxable sources. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. These non-GAAP disclosures should not be considered an alternative to the Company’s GAAP results. The following table reconciles the non-GAAP financial measures of net interest income and net interest margin on a fully taxable equivalent basis and efficiency ratio on an adjusted and FTE basis.

(in thousands)	For the Quarter Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Reconciliation of net interest income and net interest margin on a FTE basis to GAAP:
Net interest income (GAAP)	$20,855	$19,422	$17,960	$17,230	$16,750
Tax-equivalent adjustment (1)	66	16	29	55	82
Net interest income on a FTE basis (non-GAAP)	20,921	19,438	17,989	17,285	16,832
Average interest-earning assets	3,717,441	3,910,978	3,749,688	3,731,674	3,595,954
Net interest margin on a FTE basis (non-GAAP)	2.28%	1.98%	1.91%	1.86%	1.88%

Reconciliation of efficiency ratio on an adjusted and FTE basis to GAAP:
Net interest income on a FTE basis (non-GAAP)	$20,921	$19,438	$17,989	$17,285	$16,832
Noninterest income	2,243	1,430	2,359	2,346	2,299
Adjustment for realized securities losses, net	—	1,172	—	—	—
Adjustment for losses on disposal of premises and equipment, net	8	—	26	21	—
Adjusted income	23,172	22,040	20,374	19,652	19,131
Noninterest expense	13,063	13,399	12,892	13,194	11,868
Efficiency ratio on an adjusted and FTE basis (non-GAAP) (2)	56.37%	60.79%	63.28%	67.14%	62.04%
(1)    Computed on a tax-equivalent basis using a federal income tax rate of 21 percent, adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt securities and loans. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results, as it enhances the comparability of income arising from taxable and nontaxable sources.
(2)     The efficiency ratio expresses noninterest expense as a percent of fully taxable equivalent net interest income and noninterest income, excluding specific noninterest income and expenses. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the Company's financial performance. It is a standard measure of comparison within the banking industry. A lower ratio is more desirable.